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                                                                    EXHIBIT 23.2


[LOGO OF KPMG]

     400 Capitol Mall
     Sacramento, CA 95814



                         INDEPENDENT AUDITORS' CONSENT


To the Board of Directors
Bank of Stockdale, FSB:


We consent to incorporation by reference in the registration statement (No. 333-50701) on Form S-8 and the registration statement (No. 333-91735) on Form S-8 of VIB Corp of our report dated February 19, 1999, relating to the statement of financial condition of Bank of Stockdale, FSB as of December 31, 1998, and the related statements of income, changes in stockholders' equity, and cash flows for the years ended December 31, 1998 and 1997, which report appears in the December 31, 1999, annual report on From 10-K of VIB Corp.



                                             KPMG LLP


Sacramento, California
March 22, 2000